Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed April 24, 2007
Registration Statement No. 333-132868
Zions Bancorporation has caused the following to be posted on the website www.auctions.zionsdirect.com, on which website will be conducted a public auction for the registered offering of the Issuer’s Employee Stock Option Appreciation Rights Securities, Series 2007.
The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on April 24, 2007 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).
BID ON ESOARS™
Employee Stock Option Appreciation Rights Securities (ESOARS™) are tracking securities designed to provide a market basis for estimating the fair value of stock options granted to employees. Statement of Financial Accounting Standards (FAS) No. 123R requires companies to report compensation expense for employee stock options. The current valuation practice is to use modifications of standard option pricing models. ESOARS™, which are sold in a competitive online auction, provide a market-based alternative to these models and draw on the collective analysis and modeling of sophisticated bidders to determine the fair market value of the underlying employee stock option grant.
We’re the only brokerage offering ESOARS™ auctions, so register now.
Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.

Bidding Qualification
Please confirm your agreement with each of the following by checking the box next to each statement.
☐ I agree that the following contact information is correct:

Name:

E-mail:

Telephone:
☐ I have accessed or received the Prospectus and the Zions Direct ESOARS™ FAQs.
☐ I have accessed or received the ESOARS™ Auction Rules, and agree to abide by them.
☐ I acknowledge that these securities are high risk and illiquid. By participating in this auction, I declare that my risk tolerance is “high”, my investment time horizon includes “long”, and my objective includes “speculation”. I authorize Zions Direct to change my investor profile for all investments, if needed, to add these criteria.
☐ I acknowledge that investing in ESOARS™ is highly speculative and under certain circumstances could result in loss of all my investment. These could include, without limitation:
•	failure of market price to exceed strike price;

•	termination of employee stock option holders;

•	other forfeitures of stock options; and

•	failure by employees to exercise stock options.
☐ I acknowledge my current bid limit for ESOARS™ is $4,000.00.
You can request an increase of this limit by contacting the Zions Direct Investment Center at (800) 524-8875. Please have available the following information if you are not a current Zions Direct client: a) tax bracket, b) annual income, c) net worth, and d) liquid net worth/investable assets.
☐ I Agree          ☐ I DO NOT Agree
Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.

About ESOARS™
Employee Stock Option Appreciation Rights Securities (ESOARS™) are tracking securities designed to provide a market basis for estimating the fair value of stock options granted to employees. Statement of Financial Accounting Standards (FAS) No. 123R requires companies to report compensation expense for employee stock options. The current valuation practice is to use modifications of standard option pricing models. ESOARS™, which are sold in a competitive online auction, provide a market-based alternative to these models and draw on the collective analysis and modeling of sophisticated bidders to determine the fair market value of the underlying employee stock option grant.
To register to bid in upcoming ESOARS™ auctions, please complete the online form found on the ESOARS™ Registration page.
Option-granting companies interested in using ESOARS™ to help determine the fair value of granted options may call (800) 554-1688 or send email to auctions@zionsdirect.com.
ESOARS™ Frequently Asked Questions
ESOARS™ Basics
1.	What are ESOARS™?

2.	Where can I find more information about ESOARS™?
Option-Granting Companies
1.	Why issue ESOARS™?

2.	Which companies might benefit from issuing ESOARS™?

3.	What does a company need to do to issue ESOARS™?

4.	What are the relevant accounting pronouncements?

5.	What has the Securities and Exchange Commission (SEC) said about using a market price to value employee stock options?
Investors / Bidders
1.	Who can invest in ESOARS™?

2.	How do I register to bid on ESOARS™?

3.	What information do I need to provide in order to register?

4.	How and when do I pay for ESOARS™ if I win in an auction?

5.	Will the identity of winning bidders be made public?

6.	How do I find out about future auctions?

7.	What are some of the risks of investing in ESOARS™?

8.	What is the purpose of the ESOARS™ auction market?

9.	Under what conditions will I receive payments from ESOARS™?

10.	What happens when employee stock options are forfeited?

11.	How frequently will payments be made?

12.	Will my ESOARS™ payments be in cash or shares of stock?

13.	Will my ESOARS™ appear on my brokerage account statement?

14.	Can I sell or transfer my ESOARS™ to another investor?

15.	How much should I bid for ESOARS™?

16.	What information will be provided about previous option grants?

17.	What are the tax implications of investing in ESOARS™?

18.	Will purchasers receive physical ESOARS™ certificates?

19.	What happens to ESOARS™ if the employee stock option grant is modified?
Auction
1.	How does the ESOARS™ auction work?

2.	What type of auction will be used?

3.	When will the auctions be held?

4.	Are there minimum or maximum bid quantities?

5.	Are there minimum or maximum bid prices?

6.	How do I place a bid?

7.	Can I submit more than one bid?

8.	Can I lower or retract my bid?

9.	How are ESOARS™ priced?

10.	How are ESOARS™ allocated?

11.	How do you handle tie bids?

12.	Is my bid binding?

13.	Why do I have to confirm my bid?

14.	How robust is the auction platform?

15.	How will I know if I have won?

16.	Why do you reserve the right to reject bids?

17.	What is the two-minute rule?
ESOARS™ Basics
1.	What are ESOARS™?

ESOARS™ is an acronym for Employee Stock Option Appreciation Rights Securities. ESOARS™ are securities designed to help companies that grant employee stock options establish a fair market value of their options. ESOARS™ are tracking securities, meaning they track the value of a reference pool of employee stock options by making payments to holders as options in the reference pool are exercised. Each ESOARS™ unit entitles the holder to receive, over the term of the options in the reference pool, the average of the net realized value, or intrinsic value, realized upon the exercise of options in the reference pool that vest.

For example, suppose a company grants 1,000,000 new employee stock options (the “reference pool”) and issues 100,000 ESOARS™ units. Further suppose that 900,000 of the employee stock options vest and are exercised and receive on average $10 per option for a total of $9,000,000 of net realized value. The net realized value is the amount by which the company’s stock price at the time of exercise exceeds the exercise price (also commonly referred to as the “strike price”) of the options, multiplied by the number of options exercised. In this example, the holder of each ESOARS™ unit would receive $10 over the life of the ESOARS™ ($9,000,000 net realized value divided by 900,000 vested reference options).

It is important to note that ESOARS™ are not stock options. ESOARS™ holders do not have a right to exercise any stock options. Instead, ESOARS™ holders receive payments only if and when employees exercise their options and realize a gain. ESOARS™ holders will only receive payment if the company’s stock price exceeds the exercise price set for the reference pool and the employees choose to exercise their options.

2.	Where can I find more information about ESOARS™?

Additional questions can be directed to auctions@zionsdirect.com, or call (800) 554-1688.
Option-Granting Companies
1.	Why issue ESOARS™?

ESOARS™ are designed to be used for employee stock option valuation for FAS 123R purposes by establishing an open and competitive market where self-interested bidders aid in price discovery of the value of these complex instruments. ESOARS™ are an alternative to existing model-based approaches, some of which may not sufficiently account for the differences between employee stock options and the traded options for which valuation models were originally designed. Zions Direct, the auction agent for ESOARS™, expects that costs for option valuation using an ESOARS™ auction will compare favorably with the cost of developing, running and maintaining a model.
2.	Which companies might benefit from issuing ESOARS™?

Any public company that issues employee stock options can potentially benefit from issuing ESOARS™. The best ESOARS™ candidates are companies with an effective WKSI (well-known seasoned issuer) or universal shelf registration statement or the ability to file an automatic shelf registration statement.

3.	What does a company need to do to issue ESOARS™?

Zions Direct can assist with the entire ESOARS™ issuance process, including post-auction payments and reporting to holders. The issuance of ESOARS™ requires the disclosure of certain information about your company and its past option grants. ESOARS™ will be offered by prospectus or prospectus supplement. Certain modifications to your shelf registration statement may be necessary.

4.	What are the relevant accounting pronouncements?

FAS 123R governs the accounting for employee stock options. The pronouncement indicates a preference for the use of a market-based valuation of employee stock options. Paragraph 22 reads, in part, “The fair value of an equity share option or similar instrument shall be measured based on the observable market price of an option with the same or similar terms and conditions, if one is available.”

5.	What has the Securities and Exchange Commission (SEC) said about using a market price to value employee stock options?

In September 2005, SEC Chairman Christopher Cox along with the Chief Accountant and the Office of Economic Analysis issued statements encouraging the development of market-based valuation methods for employee stock options. See Chairman Cox’s announcement, an analysis by the Office of Economic Analysis, and comments by the Chief Accountant.

In September 2006, Zions submitted to the Office of the Chief Accountant (OCA) of the SEC a request for their consideration of ESOARS™ as a valid method for employee stock option grant valuation. See Zions’ Submission.

On January 25, 2007, the Office of the Chief Accountant responded to our submission and concurred with our view that ESOARS™ are sufficiently designed to use for FAS 123R purposes. See OCA Response.
Investors / Bidders
1.	Who can invest in ESOARS™?

Individuals and institutions that complete the Prospective Bidder Registration form will be able to participate in ESOARS™ auctions. Zions Direct will assign each bidder an initial bid limit; details of the limit can be found in the prospectus supplement. If you would like to increase your bid limit, you can call the Zions Direct Investment Center at (800) 524-8875 or contact Zions Direct by e-mail at auctions@zionsdirect.com. If you do not currently have a Zions Direct account you will need to provide information regarding your tax bracket, annual income, net worth, liquid net worth/investable assets, and any other pertinent information that Zions Direct may require. Institutional bidders may be required to submit certain financial statements in order to establish bid limits.

Individuals do not need to be accredited investors. However, this investment is not appropriate for every individual as it may require complex valuation models and entails unusual risks.

2.	How do I register to bid on ESOARS™?

Registration is accomplished by completing the online form found on the Prospective Bidder Registration page.

3.	What information do I need to provide in order to register?

All bidders must provide the basic contact information specified on the Prospective Bidder Registration form. Winning bidders who do not have a Zions Direct account must open a Zions Direct brokerage account, or arrange for their primary broker to enter into a selling group arrangement with Zions Direct, for settlement. Winning institutional accounts must supply their settlement instructions.

4.	How and when do I pay for ESOARS™ if I win in an auction?

Settlement will be approximately three business days following the auction. Institutions will pay Zions Direct by delivery versus payment, as per the purchaser’s delivery instructions. Zions Direct account holders may pay through their Zions Direct account at Pershing LLC.

5.	Will the identity of winning bidders be made public?

No. Bidders will be issued a bidder identification number at registration that is not based on their name or user ID. The bidder identification number will be different for each ESOARS™ auction.

6.	How do I find out about future auctions?

Future ESOARS™ auctions are posted on the calendar found on the ESOARS™ internet homepage.

7.	What are some of the risks of investing in ESOARS™?

There is a high degree of risk in investing in ESOARS™. There is no guarantee that ESOARS™ holders will receive any payment or return of capital invested. ESOARS™ may lose some or all of their value. There may not be an active secondary market for ESOARS™; therefore, holders may not be able to find a buyer for their securities or may have to sell them at a loss. The amount and timing of payments, if any, to ESOARS™ holders is uncertain and will be affected by numerous variables including, but not limited to, underlying stock price movements, the amounts and timing of employee option exercises and employee terminations. A modification of the terms of the underlying employee stock options (as defined in FAS 123R) may result in the termination of the ESOARS™, resulting in the ESOARS™ holders receiving a payment based upon an independent valuation of the ESOARS™.

Investment in ESOARS™ may not be appropriate for all investors. ESOARS™ are unusual and complex securities that may require sophisticated pricing models and/or investment strategies. There is no guarantee that purchasers of ESOARS™ will receive any payment or return of capital invested.

8.	What is the purpose of the ESOARS™ auction market?

ESOARS™ are issued in order to obtain a market valuation of employee stock options. FAS 123R requires companies to expense employee stock options. Currently, companies use models such as the Black-Scholes-Merton option-pricing formula or the binomial (lattice) method to determine the value of employee stock options. However, these approaches are typically used to value exchange-traded options, which have significant differences from employee stock options. Zions Direct believes that a market-based valuation can be used to measure the cost of the options. The Financial Accounting Standards Board and the Securities and Exchange Commission have both indicated that such an approach is acceptable for valuing grants of employee stock options.

9.	Under what conditions will I receive payments from ESOARS™?

ESOARS™ holders will only receive payments under three circumstances: (1) if the company’s stock price exceeds the exercise price for the options in the reference pool and the employees choose to exercise their employee stock options, (2) in the event that all of the employee stock options in the reference pool are forfeited prior to vesting, as described below in question 10, and (3) if the options in the reference pool are modified and the valuation agent determines that the options have a positive value, as described in question 7.

10.	What happens when employee stock options are forfeited?

Payments to ESOARS™ holders include adjustments intended to eliminate the effect of any forfeiture of options in the reference pool. Details of the method of calculating payments can be found in the prospectus supplement. If, upon completion of the first annual vesting period, all of the options in the reference pool have been forfeited prior to vesting, holders will receive a payment equal to the initial offering price for the ESOARS™, plus interest, and the ESOARS™ will thereafter be canceled. The rate of interest will be disclosed in the offering documents. ESOARS™ holders will not receive any payment for employee stock options in the reference pool that are canceled after they have vested, including any that are unexercised at expiration of the options.

11.	How frequently will payments be made?

Payments will be made following each calendar quarter end if employee stock options in the reference pool have been exercised during that quarter. It is currently anticipated that payments will be made within 15 days of the end of the applicable calendar quarter. The final payment will be made within 15 days of the expiration of the employee stock options, after which no additional payments will be made. If, upon completion of the first annual vesting period, all of the options in the reference pool have been forfeited prior to vesting, the associated payment to holders, as described in question 10 above, will be made within 15 days of the end of the quarter in which all of the options are forfeited.

12.	Will my ESOARS™ payments be in cash or shares of stock?

Payments to ESOARS™ holders may be in cash, shares of stock or both, depending on the terms and conditions set forth in the ESOARS™ prospectus or prospectus supplement.

13.	Will my ESOARS™ appear on my brokerage account statement?

Winning bidders will be required to give delivery instructions or their Zions Direct account number. It is anticipated that ESOARS™ will be included on holders’ brokerage account statements.

14.	Can I sell or transfer my ESOARS™ to another investor?

There are no restrictions on the transfer or sale of ESOARS™. However, ESOARS™ will not be listed on an exchange and there may not be an active secondary market for ESOARS™.

15.	How much should I bid for ESOARS™?

Each investor must determine how much to bid. The purpose of the ESOARS™ auction is to determine how much the market will pay for the ESOARS™, leading to a market-based valuation of the underlying employee stock options. Among the factors that will likely influence pricing are expectations about a company’s future stock price and expectations about employee termination and option exercise patterns.

16.	What information will be provided about previous option grants?

To facilitate analysis of options exercise patterns, summarized information for past option grants will be included in the applicable registration statement, prospectus, prospectus supplement or other offering material. This information may include information on each grant, a year-by-year summary of options exercised, average exercise price, and intrinsic value realized, as well as a graph showing cumulative percentage of options exercised over time.

17.	What are the tax implications of investing in ESOARS™?

The applicable registration statement, prospectus, prospectus supplement or other offering material may contain information on the potential tax treatment of ESOARS™. Those considering an investment in ESOARS™ should contact their independent tax advisor.

18.	Will purchasers receive physical ESOARS™ certificates?

No. ESOARS™ will be held in book-entry form (electronic rather than paper) at the Depository Trust Company (DTC).

19.	What happens to ESOARS™ if the employee stock option grant is modified?

Under FAS 123R, paragraph 51, a modification of employee stock options, such as resetting the strike price, is considered a cancellation of the original option and a new option issuance. ESOARS™ holders will receive a payment based on an independent valuation of the ESOARS™ at the time of modification.
Auction
1.	How does the ESOARS™ auction work?

After registering on the auction website, bidders will log in to the listed auction on the calendar page during the scheduled auction period. Bidders submit bids for a quantity of ESOARS™ at a specified price. Submitting a bid is a two step process: (1) bidders must first submit a bid after which a confirmation page appears; and (2) bidders must then confirm their bid before the system accepts the bid. The auction web page will indicate whether a bid is “in the money.” “In the money” means that if the auction ended at the time of their bid submission and with no additional bidding activity by other bidders, the “in the money” ESOARS™ of that bidder’s bid would be awarded to the bidder at the market-clearing price. Bidders may need to manually refresh the auction page to see whether the status of their bid(s) has changed. This process continues until the end of the auction period, at which point Zions Direct will review the submitted bids and announce the auction winners.

2.	What type of auction will be used?

The auction used is frequently referred to as a modified Dutch auction. See questions 9 and 10 in this section for more detail. The auction is modeled after that used by the U.S. Treasury with a few notable differences. To aid in price discovery, ESOARS™ auctions are open, meaning that bidders can enter bids, determine if their bids are “in the money,” and make adjustments, if desired. Treasury auctions are closed, or sealed bid. Also, the Treasury auction allows noncompetitive bids (a buyer agrees to buy a quantity at whatever the market clearing price turns out to be) while ESOARS™ auctions do not.

3.	When will the auctions be held?

Auctions are typically held on the option grant date. See the applicable registration statement, prospectus, prospectus supplement or other offering material or the calendar for specific dates and times for upcoming auctions.

4.	Are there minimum or maximum bid quantities?

Minimum or maximum bid quantities may be established for each auction. However, typically the minimum bid quantity will be one unit. The maximum bid quantity may be limited by the bid limit approved by Zions Direct.

5.	Are there minimum or maximum bid prices?

The purpose of the ESOARS™ auction is to discover through market forces the value of the employee stock option grant. However, Zions Direct reserves the right to reject bids, such as bids that are obviously in error or otherwise potentially manipulative of the auction process. See the applicable registration statement, prospectus, prospectus supplement or other offering material for additional information on minimum or maximum bid prices. See also “Investors/Bidders,” question 1.

6.	How do I place a bid?

Bids are submitted through the bid page after logging into the scheduled auction from the calendar page. However, in some circumstances, Zions Direct will accept bids prior to the opening of the auction, by facsimile, e-mail or mail. See the applicable registration statement, prospectus, prospectus supplement or other offering material to determine whether early bids will be accepted. Bidders enter the price and quantity for each bid they wish to submit. After submitting the bid, bidders will be required to review their bid to ensure it is correct. Only after confirming their bid will it become official and binding.

7.	Can I submit more than one bid?

Each bidder may place up to five separate, concurrent bids. Each bid may be made for different numbers of ESOARS™ units and for different bid prices. A bidder who has one active bid will be able to bid up to his bid limit in that one bid. However, if a bidder has more than one active bid, the aggregate amount of “in the money” bids cannot exceed that bidder’s bid limit. The bid limit is allocated first to the highest price per unit bid multiplied by the number of EOSARS™ units bid at that price. Any remaining bid limit is then allocated to the next highest price per unit bid multiplied by the number of ESOARS™ units bid at that price, and so on until the bid limit assigned to that bidder has been reached. The bids of a bidder who has placed multiple bids may be deemed to be “in the money” only to the extent that (1) the bid price is at or above the market-clearing price, and (2) the aggregate dollar amount of the multiple bids that are “in the money” is less than or equal to that bidder’s bid limit. In short, the maximum number of ESOARS™ units that a bidder may be allocated will be those ESOARS™ units designated as “in the money” by the website.

8.	Can I lower or retract my bid?

No. During the auction you may only improve your bid. You improve your bid by increasing the price and/or quantity bid. Once submitted and confirmed, bids are binding and may not be retracted. You may not lower your bid price, lower your bid quantity or revoke your bid. However, if the market-clearing price exceeds your bid price, you may change the bid price and/or the bid quantity.

9.	How are ESOARS™ priced?

ESOARS™ are priced through a competitive, open auction process. The price paid by all winning bidders will be the “market-clearing price.” The market-clearing price will be the highest price at which all of the ESOARS™ offered in the auction are sold. Zions Direct will determine this price by moving down the list of accepted bids in descending order of bid price until the total quantity of ESOARS™ units bid is greater than or equal to the number of ESOARS™ being offered.

For example, assume that 100,000 ESOARS™ units are being offered and that the following bidders have bid as follows:

Bidder	ESOARS™ Units	Bid Price
A	50,000	$100.00
B	50,000	$75.00
C	50,000	$50.00
In this example, $100.00 is not the market-clearing price because only 50,000 of the ESOARS™ Units offered could be sold at that price. Furthermore, $50.00 is not the market-clearing price because, although all of the ESOARS™ units being offered are sold for prices over $50.00, this is not the highest price at which all of the ESOARS™ units offered could be sold. Instead, all of the ESOARS™ units being offered in this example would be sold at the higher price of $75.00. Therefore, $75.00 is the market-clearing price in this example. The entire issue of ESOARS™ units would be sold at the market-clearing price (similar to the United States Treasury auction). Therefore, in the example above, all of the ESOARS™ units sold, even those that were bid for at $100.00, would have been sold for $75.00. Prospective investors are cautioned that the market-clearing price may have little or no relationship to the price that would be established using other indicators of value. The scenario above is an example only and should not be considered indicative of an appropriate or likely market-clearing price for ESOARS™.

10.	How are ESOARS™ allocated?

ESOARS™ are allocated according to the price bid. Bidders bidding above the market-clearing price will be allocated the entire quantity of ESOARS™ units for which they bid; however, in no event will a bidder be allowed to purchase more ESOARS™ units than the lesser of (1) the number of ESOARS™ units that that bidder’s bid limit would purchase and (2) the total number of ESOARS™ units of that bidder’s bid designated as “in the money” by the auction website. If multiple bidders bid at the market-clearing price, and the total quantity of the ESOARS™ units for which they have bid exceeds the number of available ESOARS™ units not allocated to higher bidders, Zions Direct will determine the pro rata percentage of the remaining ESOARS™ units to be allocated to such bidders by dividing:
•	the number of ESOARS™ units not allocated to higher bidders, by

•	the total number of ESOARS™ units bid for at the market-clearing price.
Zions Direct will then allocate to each bidder a number of the remaining ESOARS™ units equal to:
•	the pro rata percentage, multiplied by

•	the number of ESOARS™ units bid for by each such bidder at the market-clearing price rounded up to the nearest whole number of ESOARS™ units.

For example, assume that 100,000 ESOARS™ units are being offered, and that the following bidders have again bid as follows:

Bidder	ESOARS™ Units	Bid Price
A	50,000	$100.00
B	50,000	$75.00
C	50,000	$75.00
In this example, $75.00 is the market-clearing price because it is the highest price at which all of the ESOARS™ units offered could be sold. Therefore, Bidder A is allocated all 50,000 ESOARS™ units bid for. This leaves 50,000 ESOARS™ units to be allocated to the bidders that bid at the market-clearing price. However, Bidder B and Bidder C bid for an aggregate of 100,000 ESOARS™ units. Therefore, the remaining 50,000 ESOARS™ units are allocated on a pro rata basis to Bidder B and Bidder C. In this example, because Bidder B and Bidder C bid identically, each is allocated 25,000 ESOARS™ units.

In the event that a single bidder bids at the market-clearing price but the available quantity is less than that for which the bidder bid, the bidder will receive the available quantity. If an allocation of ESOARS™ units to a bidder would result in the issuance of a fractional ESOARS™ unit to that bidder, then the unit will be rounded up to a whole ESOARS™ unit.

Zions Direct reserves the right to alter the method of allocation of the ESOARS™ units as it deems necessary to ensure a fair and orderly distribution.

11.	How do you handle tie bids?

See question 10, above.

12.	Is my bid binding?

Yes, in general, bids submitted and confirmed by you are binding, unless your bid is below the market-clearing price. See question 8 above.

13.	Why do I have to confirm my bid?

Confirmation of your bid gives you an opportunity to verify that you have entered your bid correctly. It will also compute the total dollar amount bid (price times quantity).

14.	How robust is the auction platform?

While the auction platform has been subjected to stress testing to confirm its functionality and ability to handle numerous bidders, it is impossible for us to predict the response of the investing public to an offering of ESOARS™. Bidders should be aware that if enough bidders try to simultaneously access the platform and submit bids, there may be a delay in receiving and/or processing their bids. Bidders should be aware that auction website capacity limits may prevent last-minute bids from being received by the auction website and should plan their bidding strategy accordingly.

15.	How will I know if I have won?

Winning bidders will be identified on the auction website by their user identification number shortly after the auction is finished. Winning bidders will also be notified by phone or email.

16.	Why do you reserve the right to reject bids?

Zions Direct may reject a bid to preserve what Zions Direct deems to be the validity of the auction process and the price determined by it.

17.	What is the two-minute rule?

If any bid is received in the final two minutes of an auction that would change the allocation of ESOARS™ units if the auction were closed at such time, the auction will automatically be extended two minutes from the receipt of that bid. There is no limit to the number of two-minute periods by which the auction may be extended.
Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.

ESOARS™ Auction Rules
1.	A Bidder that submits Winning Bids is irrevocably obligated to purchase up to the number of Units (which number of Units may be adjusted by the Issuer) for which that Bidder has bid at the Market-Clearing Price. A Bid is not a Winning Bid until formally accepted by the Auction Agent.

2.	The Auction Agent is not responsible for technical difficulties that result in loss of a Bidder’s internet connection with www.esoars.com, slowness in transmission of Bids through the internet or facsimile or other technical problems.

3.	If for any reason a Bidder is disconnected from the auction bid submittal page during an auction after having submitted a Winning Bid, such Winning Bid shall be valid and binding upon that Bidder, unless the Issuer or the Auction Agent exercises its right in its sole and absolute discretion to reject the Bid, as described in the Offering Material.

4.	The Auction Agent will not accept a Bid that generates an error message until the error is corrected and that Bid is resubmitted.

5.	By participating in the auction, each Bidder accepts, and agrees to abide by, all terms and conditions specified in the Offering Material related to the auction in which the Bidder participates.

6.	Only a Bidder who is registered and qualified by the Auction Agent may submit Bids. The Auction Agent reserves right to deny access to the www.esoars.com bidding page to any Bidder, whether or not registered and qualified, at any time and for any reason whatsoever, in its sole and absolute discretion.

7.	Neither the Auction Agent nor the Auction Administrator shall be responsible for protecting the confidentiality of a Bidder’s www.esoars.com password.

8.	A Bidder who submits a Bid by clicking the ‘Submit Bid’ button must confirm that Bid by clicking the “Yes, Submit Bid” button. In general, once a Bidder has submitted and confirmed its Bid, the Bid will be binding and may not be rescinded or revoked.

9.	The purpose of this ESOARS™ auction is to establish a market value for employee stock options. I certify that I am not bidding in conjunction with any other registered bidder or bidders with the intent to manipulate the final ESOARS™ market clearing price.
Definitions
•	Auction Administrator - a firm contracted by the Auction Agent to provide auction support in connection with an offering of ESOARS™

•	Auction Agent - Zions Direct, Inc., a wholly-owned subsidiary of Zions First National Bank, Salt Lake City, Utah, in its capacity as auction agent for the Issuer with respect to the ESOARS™ offered.

•	Bid - any confirmed purchase offer for ESOARS™ received by the Auction Agent on or before the auction deadline.

•	Bidder(s) - any entity or inspan registered with www.esoars.com and qualified by the Auction Agent for participation in auctions.

•	Early Bids Submission Form - a form on which Bidder(s) may submit Bids through the Auction Agent by facsimile, email or mail prior to the beginning of the auction, as described in the Issuer’s Offering Material.

•	ESOARS™ - The Issuer’s Employee Stock Option Appreciation Rights Securities. A derivative security that derives value from the net value realized from the exercise of specified stock options by Issuer’s employees. ESOARS™ are not stock options.

•	Issuer - the entity intending to issue ESOARS™ through an auction process and that has engaged the Auction Agent as its agent for such purpose.

•	Market-Clearing Price - The highest price at which all of the ESOARS™ offered may be allocated.

•	Offering Material - As applicable, the Issuer’s most recently-filed prospectus, prospectus supplement or other offering material that describes the ESOARS™, the offering thereof and the terms and conditions by which the ESOARS™ will be offered and the auction will be conducted.

•	Unit - A single ESOARS™ Unit.

•	Winning Bid - Any Bid for ESOARS™ made by a Bidder made by clicking the ‘Submit Bid’ button and by confirming that Bid by clicking the “Yes, Submit Bid” button, which Bid at the end of the auction is (a) equal to or greater than the “Market-Clearing Price” and (b) accepted by the Issuer and/or the Auction Agent in their sole and absolute discretion.
Please direct questions regarding the website or bidding procedures to the Auction Administrator.
You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
Each individual investor must determine whether the ESOARS™ are a suitable investment based on financial situation, investment objectives, and risk tolerance. There can be no assurance of a trading market for ESOARS™. Investing in the ESOARS™ involves risks.